Exhibit 99.1

Feb. 1, 2016

FOR IMMEDIATE RELEASE

Contacts:
Alan Greer	Tamera Gjesdal	Cynthia A. Williams
Executive Vice President	Senior Vice President	Senior Executive Vice President
Investor Relations	Investor Relations	Corporate Communications
(336) 733-3021	(336) 733-3058	(336) 733-1470
AGreer@BBandT.com	TGjesdal@BBandT.com	Cynthia.Williams@BBandT.com

BB&T Corporation CEO to speak at Credit Suisse Financial Services Forum

WINSTON-SALEM, N.C. – BB&T Corporation (NYSE: BBT) today announced Chief Executive Officer Kelly S. King will present at the Credit Suisse Financial Services Forum in Miami Beach, Fla., on Tuesday, Feb. 9, at 1:30 p.m., ET.

A webcast of King’s presentation will be available at BBT.com and will be archived for 30 days.

About BB&T
BB&T is one of the largest financial services holding companies in the U.S. with approximately $209.9 billion in assets and market capitalization of approximately $29.5 billion as of Dec. 31, 2015. Based in Winston-Salem, N.C., the company operates 2,139 financial centers in 15 states and Washington, D.C., and offers a full range of consumer and commercial banking, securities brokerage, asset management, mortgage and insurance products and services. A Fortune 500 company, BB&T is consistently recognized for outstanding client satisfaction by the U.S. Small Business Administration, Greenwich Associates and others. BB&T has also been named one of the World’s Strongest Banks by Bloomberg Markets Magazine, one of the top three in the U.S. and in the top 15 globally. More information about BB&T and its full line of products and services is available at BBT.com.

.

###